Exhibit 10.42

Note Satisfaction and Exchange Agreement

Whereas, BioNeutral Group, Inc. (together with its subsidiaries, "BioN") is indebted to Herbert F. Kozlov ("Creditor") in the sum of $50,000.00 plus accrued interest of $10,750.00 (accrued through May 31, 2012) pursuant to the promissory note issued by BioN to the Creditor on December 6, 2010 (the "Note").

Now Therefore, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1.
BioN agrees to satisfy the Note by issuing to Creditor 2,500,000 shares of fully paid, non-assessable BioN common stock to satisfy the obligations of BioN arising under the Note. The foregoing shares are referred to herein as the "Payment Shares".

2.
BioN agrees to deliver to Creditor the Payment Shares on or before June 15, 2013, as follows: (a) three certificates, each in the amount of 600,000 common shares, issued in the name "Herbert F. Kozlov and Ellen G. Kozlov"; (b) one certificate for 350,000 common shares issued in the name "Trust F/13/0 Matthew Kozlov "; and (c) one certificate for 350,000 common shares issued in the name "Trust F/B/O Elissa Kozlov ".

3.	Creditor and his family trusts currently own 3,805,848 of BioN shares, excluding the Payment Shares as follows:

Certificate Holder	Share Amount
Trust F/B/O Matthew Kozlov	349,300
Trust F/B/O Matthew Kozlov	349,300
Ellen Kozlov	90,000
Herb Kozlov	3,017,248
Total	3,805,848

4.
The shares currently owned by Creditor and his family trusts, together with the Payment Shares, shall be referred to herein as the "Owned Shares". BioN grants creditor Piggyback Registration Rights. Accordingly, BioN agrees to include the Owned Shares in each registration statement the Borrower files with the Securities and Exchange Commission from and after May 15, 2013, (and in each subsequent registration statement) until all Owned Shares are registered with the SEC and remain registered and eligible for resale as registered securities . If any registration statement covering any of the Owned Shares is withdrawn or ceases to be effective, BioN will include the Owned Shares in the next filed registration statement. BioN covenants to maintain and keep in full force and effect any and all registration statements covering the Owned Shares. Any violation of BioN of the provisions of this paragraph 4 will result in liquidated damages of 25% of the outstanding accrued principal and interest balance of the Note (calculated as of May 31, 2013) immediately becoming due and payable to Creditor in cash for each 180 day period of non-compliance. BioN agrees to bear all costs of inclusion of the owned shares on its registration statement(s). BioN further agrees to cooperate, at no cost or expense to the owners of the Owned Shares and in a prompt and timely fashion, with respect to any lawful resales of the Owned Shares, whether under a registration statement, pursuant to Rule 144, or otherwise.

BioNeutral Group Inc. |
www.bioneutral.com

5.
Subject to the full and timely receipt of the Payment Shares, Creditor hereby releases and discharges BioN from all claims, liabilities, and obligations arising in connection with the Note, including but not limited to any claims for payment or non-payment of the Note. Without limitation to the foregoing, Creditor acknowledges that the timely receipt of 100% of the Payment Shares shall satisfy and discharge the Note, and all of BioN's obligations arising thereunder shall be deemed satisfied and discharged. Nothing in this paragraph 5 shall terminate or discharge any of the rights of Creditor or the owners of the Owned Shares arising under this agreement.

6.
BioN hereby releases, cancel, forgives and forever discharges Herbert F. Kozlov and his family members, partners, law firm and affiliates, from all actions, claims, demands, damages, obligations, liabilities, controversies and executions, of any kind or nature whatsoever in connection with the Note, whether known or unknown, whether suspected or not, which have arisen, or may have arisen, or shall arise by reason of the incident described above does specifically waive any claim or right to assert any cause of action or alleged case of action or claim or demand which has, through oversight or error intentionally or unintentionally or through a mutual mistake, been omitted from this Release. Nothing in this paragraph 6 shall terminate or discharge any of the rights of BioN arising under this agreement.

The provisions of this Agreement must be read as a whole and are not severable and / or separately enforceable by either party hereto. Time is of the essence as to the obligations of each of the parties arising pursuant to this Agreement. This Agreement will be governed and construed under the laws of the State of New York, without regard to choice of law provisions. The parties consent to the exclusive jurisdiction and venue of the Federal and State courts situated in and for New York County with respect to any dispute arising hereunder.

Agreed to as of June 1, 2013
/s/ Mark Lowenthal
BioNeutral Group, Inc.
Mark Lowenthal
President and CEO

/s/ Herbert F. Kozlov
Herbert F. Kozlov

BioNeutral Group Inc. |
www.bioneutral.com